                              SEVERANCE AGREEMENT
                              -------------------

     1.   PARTIES:  The parties to this Severance Agreement - (herein
          -------
"Agreement") are BRUCE L. STEIN ("Stein") and MATTEL, INC. ("Mattel").

     2.   RECITALS: This Agreement is made with reference to the following
          --------
facts:

          2.1 Stein has been employed by Mattel, Inc. as President, Mattel Worldwide and Chief Operating Officer pursuant to an Employment Agreement dated as of December 20, 1996 (herein "Employment Agreement").

          2.2 Mattel and Stein have agreed that Stein will immediately resign his positions as President, Mattel Worldwide and Chief Operations Officer and as a member of the Board of Directors of Mattel, Inc. and its subsidiary corporations, and will terminate his employment with Mattel effective April 30, 1999. In this connection Stein will execute the letter of resignation, a copy of which is Exhibit "A" hereto.

          2.3 Certain issues have arisen with respect to Stein's right to receive certain payments and other benefits upon the termination of his employment pursuant to the provisions of his Employment Agreement.

          2.4 It is the intention of the parties hereto to settle and dispose of, fully and completely, any and all claims, demands and cause or causes of action each may have against the other, heretofore or hereafter arising out of, connected with or incidental to the dealings between the parties hereto prior to the effective date hereof, including, without limitation on the generality of the foregoing, any and all claims, demands and cause or causes of action arising out of the employment or termination of Stein's employment with Mattel, or the interpretation or application of any provision of his Employment Agreement, or with respect to any reason whatsoever, including any matters not related to those claims.

     3.   PAYMENTS:  On or before May 1, 1999, Mattel shall pay or cause to be
          --------
paid to Stein, pursuant to the provisions of Section 5(d) et seq. of the
                                                          -- ---
Employment Agreement, the amount of $5,076,747.00.

     4.   OTHER BENEFITS UPON TERMINATION:
          -------------------------------

          4.1 Effective April 30, 1999 Mattel will forgive the principal amount and accrued unpaid interest on Stein's outstanding loan.

          4.2 Mattel shall continue to provide medical, dental, prescription drug and vision care group insurance as presently provided to Stein and his dependants for a period ending April 30, 2002, or the date upon which Stein accepts other full time employment, whichever shall be the first to occur.

          4.3 Stein shall be entitled to continue to hold and exercise stock options previously granted to him as provided for in Mattel's stock option plans, as modified by the provisions of Exhibit "B" hereto. In the event that any previously granted stock options shall be repriced prior to the expiration date for any Mattel senior executives, options granted to Stein shall be similarly repriced.

          4.4 Mattel agrees to transfer to Stein the 1997 Series 5 BMW currently provided to Stein, for business purposes, effective May 1, 1999. Thereafter he will be responsible for all insurance, fuel, maintenance, repairs and any other costs for that car. Upon execution of this agreement Stein agrees to return to Mattel all credit cards in his possession which were provided to him by Mattel for his use in operating the car, or for other purposes. Mattel also agrees to transfer the PC computer currently provided to Stein for business purposes. Thereafter he will be responsible for costs of maintenance and all modem connections. Pursuant to the provisions of Section 5 et seq. of
                                                                   -- ---
the employment agreement, Stein shall not be required to reimburse Mattel for either of the transfers.

     5.   COSTS AND FEES:  Mattel shall promptly pay to Sitrick & Co. for
          --------------
assisting Stein and Mattel in preparing press releases the sum of Five Thousand Dollars ($5,000.00) and to Buchalter, Nemer, Fields & Younger the sum of Twenty-Five Thousand Dollars ($25,000.00) for legal services rendered to Stein with respect to this agreement. Except as otherwise provided herein each party hereto shall bear their own costs and attorney's fees.

     6.   RELEASE OF CLAIMS:  In consideration of the payments and promises
          -----------------
provided for herein, and except for rights created by this agreement, and except for any indemnification rights Stein may have as an officer and/or director of Mattel under Delaware law, the Mattel Articles of Incorporation or By-laws, or any Directors and Officers liability insurance, Stein hereby releases, remises and forever discharges Mattel, its affiliates, subsidiaries, subsidiary entitles and the owners, stockholders, predecessors, successors, assigns, employees, officers, directors, counsel, and agents and Mattel hereby releases, remises and forever discharges Stein from any and all claims, demands, and cause or causes of action heretofore arising out of, connected with or incidental to the dealings between the parties hereto prior to the effective date hereof, including, without limitation on the generality of the foregoing, any and all claims, demands and cause or causes of action arising out of the employment, or termination of employment of Stein. This includes a release of any rights or claims Stein may have under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age; the Age Discrimination in Employment Act which prohibits age discrimination over the age of forty (40); the Americans With Disability Act, which prohibits discrimination based on physical handicap; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

          6.1 Stein shall have a period of twenty-one (21) days to review and consider this Agreement before signing it.

          6.2 Stein may revoke this Agreement within seven (7) days after he signs it by delivering a written notice of revocation to Ned Mansour at Mattel's headquarters so that it is received by him not later than the close of business on that day. In the event of such revocation it shall not be effective and Stein shall not receive the payments and other benefits provided for herein.

          6.3 This Agreement does not waive or release any rights or claims which Stein has under the Age Discrimination in Employment Act which arise after the execution of this Agreement.

     7.   REPRESENTATIONS AND WARRANTIES:  Each of the parties to this Agreement
          ------------------------------
represents, warrants, and agrees as follows:

          7.1 Each party has received independent legal advice from its attorneys, with respect to the advisability of making the settlement provided herein, with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code Section 1542. By executing this Agreement, Stein acknowledges that he has read it, discussed it with his attorneys, and has executed it in reliance upon the advice of his attorneys with respect to each of these matters.

          7.2 No party (nor any officer, agent, employee, representative, or attorneys of or for any party), has made any statement or representation to any other party regarding any fact relied upon in entering into this Agreement, and each party does not rely upon any statement, representation or promise of any other party (or of any officer, agent, employee, representative, or attorney for the other party), in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

          7.3 Each party to this Agreement has made such investigation of the facts pertaining to this settlement and this Agreement and of all the matters pertaining thereto as it deems necessary.

          7.4 Each party executing this Agreement, or in the case of Mattel, a responsible officer thereof, has read this Agreement and understands the contents hereof. The officer executing this Agreement on behalf of Mattel is empowered to do so and thereby binds Mattel.

          7.5 Neither party has heretofore exercised its sole power to assign, transfer, or grant, or purport to assign, transfer, or grant, any of the claims, demands, and cause or causes of action disposed of by this Agreement.

          7.6 Each term of this Agreement is contractual and not merely a recital.

          7.7 Stein and Mattel are aware that they may hereafter discover claims or facts in addition to or different from those they now know or believe to be true with respect to the matters related herein. Nevertheless, and except as herein provided, it is their intention to fully, finally and forever settle and release all claims relative thereto which do now exist, or heretofore have existed between Mattel and Stein. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters, notwithstanding the discovery of existence of any additional or different claims or facts relative thereto.

          7.8 It is expressly understood and agreed by Stein that the sums specified to be paid by or on behalf of Mattel to him, pursuant to paragraph 3 above, as well as the other benefits provided for in paragraph 4 et seq., shall
                                                                 -- ---
be in lieu of any and all amounts of which Stein is now or may become entitled to from Mattel for any and all claims released, as described in paragraph 6 of this Agreement.

          7.9 Stein agrees not to initiate, or cause to be initiated against Mattel, its affiliates, subsidiaries and the shareholders, directors, officers and employees, any compliance review, suit, action, appeal, investigation or proceeding of any kind, or participate in same, individually or as a representative or member of a class, unless compelled by law, under any contract (express or implied), tort, law, or regulation (federal, state or local), pertaining in any way whatsoever to the matters herein released, nor shall he be entitled to receive any payment from any such proceeding.

          7.10 The parties hereto agree that each and every provision of Part 10 "Confidential Information," contained in the Employment Agreement, including,
    ------------------------
without limitation, the non-disclosure provisions of the Employee Confidential Information and Inventions agreement, previously executed by Stein, shall by this reference, be incorporated in this agreement. Any material violation of this provision by Stein which causes adverse economic results to Mattel shall disqualify him from exercising any of the stock options he may hold under the Premium Price Stock Option Plan as modified by the provisions of Exhibit "B" hereto.

          7.11 Except as to disclosures required by law, or otherwise made by Mattel, Stein agrees not to disclose the terms of this Agreement to anyone other than the attorneys involved in this matter, his accountants or tax preparers or, in the case of Stein, his immediate family; and shall forthwith instruct such attorneys, accountants or tax preparers and his immediate family not to disclose the terms and conditions of this Agreement to anyone. Stein acknowledges and agrees that any disclosure of information contrary to the terms of this Section would cause Mattel injury and damage. Any material violation of this provision by Stein which causes adverse economic results to Mattel shall disqualify him from exercising any of the stock options he may hold under the Premium Price Stock Option Plan as modified by the provisions of Exhibit "B" hereto.

          7.12 Stein agrees that he will refrain from making any statements about Mattel or its senior executives which would disparage, or reflect unfavorably upon the image or reputation of Mattel or any such senior executives. Mattel agrees to refrain from making any statements about Stein which would disparage, or reflect unfavorably upon the image or reputation of Stein.

          7.13 Stein agrees that until April 30, 1999 he will perform on a non-exclusive basis such services for Mattel in Los Angeles, California, and consistent with his position at Mattel, as may be directed in writing by Jill Barad.

          7.14 Stein agrees that he shall not seek employment with Mattel, its affiliates, or subsidiaries, which are known to him, at any time in the future, and that such parties have no obligation to employ, hire, rehire, or to consider him for hire. Stein's forbearance from seeking employment is purely contractual and voluntary, and does not constitute discrimination or retaliation in any respect.

          7.15 Stein agrees that for a period ending on April 30, 2000 he will not directly or indirectly, recruit or solicit any of Mattel's employees at the level of vice-president or above, to accept employment with any other employer. Any material violation of this provision by Stein which causes adverse economic results to Mattel shall disqualify him from exercising any of the stock options he may hold under the Premium Price Stock Option Plan as modified by the provisions of Exhibit "B" hereto.

          7.16 The parties will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

          7.17 Mattel agrees that Ned Mansour (herein "Mansour") will provide to Stein, at his request, an appropriate letter of recommendation, in the form of Exhibit "C" attached hereto. Stein agrees to request that all prospective employers direct their requests for reference information to Mansour. Mattel agrees that requests for reference information concerning Stein which it receives shall be directed to Mansour. The information which will be provided to prospective employers will be substantially identical to that contained in Exhibit "B".

     8.   SETTLEMENT:  This Agreement affects the settlement of claims which are
          ----------
denied and contested, and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid litigation and buy its peace.

    9.    MISCELLANEOUS:
          -------------

          9.1 This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

          9.2 This Agreement is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing signed by all parties.

          9.3 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, heirs, predecessors, successors in interest and shareholders.

          9.4 Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party.

          9.5 Should any provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

          9.6 Mattel and Stein each specifically waive the benefit of the provisions of Section 1542 of the Civil Code of the State of California, as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          9.7 The parties hereto agree that each and every provision of Part 8 "Arbitration of Disputes," contained in the Employment Agreement, shall by this
 -----------------------
reference, be incorporated in this Agreement and shall apply to any issue, controversy or dispute which may arise with respect to the interpretation or application of this Agreement.

          9.8 All notices and other communications shall be in writing; shall be delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the other party; and shall be deemed delivered upon actual receipt; and shall be addressed as follows:


          To Mattel:

               Ned Mansour
               President Corporate Operations and General Counsel
               Mattel Inc.
               333 Continental Blvd.
               El Segundo, California  90245


          To Stein:

               Mr. Bruce L. Stein


or to such other address as either party, in writing shall have furnished to the other.

          9.9 This Agreement consisting of 14 pages is made and entered into on and as of April 5, 1999 in Los Angeles County, California and is effective as of this date.

April 5, 1999                          /s/ Bruce L. Stein
-------------------           --------------------------------------
Date                                       BRUCE STEIN

                                           MATTEL, INC.

April 7, 1999                 By       /s/ Ned Mansour
-------------------              -----------------------------------
Date                                       Ned Mansour

                                           Its President
                                               ---------------------

                              EXHIBIT A



                           March 15, 1999


Ms. Jill Barad
Chairman and Chief Executive Officer
Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012


Dear Ms. Barad:

          With this letter I am resigning my positions as President, Mattel Worldwide and Chief Operating Officer and as a member of the Board of Directors of Mattel, Inc., and its subsidiary corporations, effective immediately.

          Pursuant to the terms of my Severance Agreement with Mattel, Inc., I shall remain an employee of Mattel, Inc. until April 30, 1999 at which time my employment shall terminate. From the date of this letter to April 30, 1999 I will be available to perform, on a non-exclusive basis, those services for Mattel, Inc. in Los Angeles, California which you may direct me to perform, in writing, and which are consistent with my position at Mattel.

                                    Very truly yours,



                                    Bruce L. Stein

                              EXHIBIT B

                     Non-Qualified Stock Options
                     ---------------------------

Non-qualified stock options shall become immediately exercisable. Executive shall have until July 30, 1999 to exercise all non-qualified stock options.

-----------------------------------------------------------------------------
      Grant Date         # Shares         Option Price*      # Exercisable
-----------------------------------------------------------------------------
        8/8/96            400,000            $26.125            400,000
        2/6/97            150,000            $25.750            150,000
        2/6/97            150,000            $25.750            150,000
-----------------------------------------------------------------------------


                        Premium Price Stock Option Plan
                        -------------------------------

Prorata vesting will continue through April 30, 1999.

-----------------------------------------------------------------------------
      Grant Date         # Shares         Option Price*      # Exercisable
-----------------------------------------------------------------------------
       11/6/97           721,707             $42.31             360,853
       11/6/97           711,312             $44.87             355,656
-----------------------------------------------------------------------------

The vesting date will be 11/6/00.
Stein may continue to exercise them for 2 additional years through 11/6/02.

*Subject to repricing as provided for in this Agreement.

                              EXHIBIT C


To Whom It May Concern:

          The purpose of this letter is to verify the employment relationship between Bruce Stein and Mattel, Inc., and to confirm the level of excellence with which Mr. Stein carried out his duties at Mattel.

          Mr. Stein joined Mattel, Inc. as President - Worldwide in August 1996, and in 1997, was promoted to President and Chief Operating Officer of Mattel Worldwide. As President and COO, Mr. Stein directed and managed all of Mattel's product lines, established vital long-term marketing relationships and supervised Mattel's world-wide marketing efforts. Mattel has benefited significantly from Stein's exceptional leadership, his strategic marketing skills and his general management experience. We would welcome the opportunity to work with him again in the future.

          Please feel free to contact the undersigned with any questions you may have concerning Mr. Stein's employment with Mattel. Thank you.

                                    Very truly yours,

                                    ____________________________________
                                    Ned Mansour,
                                    President - Corporate Administration
                                    Mattel, Inc.